UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 28, 2006
Date of report (Date of earliest event reported)
STONE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413

(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

625 E. Kaliste Saloom Road
Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (337) 237-0410
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EXHIBIT INDEX
Indenture
Registration Rights Agreement

Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
          On June 28, 2006, we completed a private placement of $225 million aggregate principal amount of Senior Floating Rate Notes due 2010 (the “Notes”). In connection with the private placement, we entered into a Registration Rights Agreement dated June 28, 2006 with the Initial Purchaser of the Notes. We also entered into an Indenture with JPMorgan Chase Bank, National Association, as Trustee, which governs the Notes. The Registration Rights Agreement and the Indenture are described under Item 2.03 of this report and those descriptions are incorporated by reference into this Item 1.01.
Section 2 — Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
          On June 28, 2006, we completed a private placement of $225 million aggregate principal amount of Senior Floating Rate Notes to the Initial Purchaser of the Notes. The Notes were offered by the Initial Purchaser pursuant to Rule 144A and Regulation S of the Securities Act of 1933, and may not be sold in the United States absent registration or an applicable exemption from the registration requirements. We intend to use the net proceeds of the private placement to finance the exercise of our preferential rights to acquire additional working interests in Mississippi Canyon Blocks 108 and 109 for approximately $190.5 million, before closing adjustments, with the remainder of the proceeds being used to reduce existing indebtedness under our Credit Facility. If the proposed acquisition is not completed, we intend to use the proceeds from this floating rate debt to reduce indebtedness under our Credit Facility.
          The Notes were issued pursuant to the terms of an Indenture dated as of June 28, 2006, between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as Trustee. The Notes bear interest at a rate per annum, reset quarterly, equal to LIBOR plus the Applicable Margin, initially 2.75%. The Applicable Margin will increase by 1% on July 15, 2007. Interest will be payable on January 15th, April 15th, July 15th and October 15th of each year, commencing on October 15th, 2006. The Notes have a final maturity date of July 15, 2010.
          The Notes will be unsecured senior obligations and will be subordinated to all of our secured debt, including indebtedness under our Credit Facility, and all indebtedness and other obligations of our subsidiaries. The Notes will rank pari passu in right of payment to all of our existing and future senior indebtedness.
          The Notes will be required to be redeemed, in whole, after the occurrence of any Change of Control, including in connection with our proposed merger with Energy Partners, Ltd., at the principal amount of the Notes plus accrued and unpaid interest to the date of redemption.
          The Indenture limits and restricts our and our subsidiaries’ ability to incur additional debt, pay dividends on, or redeem or repurchase stock, create liens, make specified types of investments, apply net proceeds from certain asset sales, engage in transactions with our affiliates, engage in sale and leaseback transactions, merge or consolidate, restrict dividends or other payments from subsidiaries, sell equity interests of subsidiaries, and sell, assign, transfer, lease, convey or dispose of assets.
          Pursuant to the Registration Rights Agreement dated June 28, 2006 between Stone Energy Corporation and the Initial Purchaser of the Notes, we have agreed, at our expense, to (i) file a registration statement within 360 days after the issue date of the Notes enabling the holders to exchange the privately placed Notes for publicly registered notes with identical terms, (ii) use commercially reasonable efforts to cause the registration statement to become effective within 180 days after the filing of the registration statement, (iii) use commercially reasonable efforts to complete the exchange offer within 210 days after the filing of the registration statement and (iv) file a shelf registration statement for the resale of the Notes if we cannot effect an exchange offer within the time periods listed above and in other circumstances. The interest rate on the Notes will increase if we do not comply with our obligations under the Registration Rights Agreement.
          The above description is qualified, in its entirety, by the terms of the Indenture and the Registration Rights Agreement, both of which are filed as an exhibit to this report and are incorporated by reference herein.
Section 9—Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	4.1	Indenture, dated as of June 28, 2006, between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as Trustee.

	4.2	Registration Rights Agreement, dated as of June 28, 2006, between Stone Energy Corporation and the Initial Purchaser of the Senior Floating Rate Notes due 2010 named therein.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: June 28, 2006	By:	/s/J. Kent Pierret

J. Kent Pierret
Senior Vice President,
Chief Accounting Officer
and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Indenture, dated as of June 28, 2006, between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of June 28, 2006, between Stone Energy Corporation and the Initial Purchaser of the Senior Floating Rate Notes due 2010 named therein.